Exhibit 2.3

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on _________ __, ____ and sets forth the terms and conditions pursuant to which BYTE Acquisition Corp., a Cayman Islands exempted company (“BYTE”), shall effect a domestication into a Delaware corporation (the “Domestication”) to be known as Airship AI Holdings, Inc., pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”).

RECITALS

WHEREAS, BYTE is a Cayman Islands exempted company duly formed and validly existing under the laws of the Cayman Islands;

WHEREAS, the Board of Directors of BYTE (the “Board”) has determined that it is advisable and in the best interests of BYTE that BYTE be converted into and thereafter become, and continue to exist as, a corporation in accordance with Section 388 of the DGCL; and

WHEREAS, pursuant to the DGCL, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication pursuant to Section 388 of the DGCL.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, BYTE agrees as follows:

1. Domestication. Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), BYTE will be converted into a Delaware corporation, pursuant to Section 388 of the DGCL, under the name “Airship AI Holdings, Inc.” (the “Corporation”) and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as BYTE. BYTE will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication will not be deemed to constitute a dissolution of BYTE and will constitute a continuation of the existence of BYTE in the form of a Delaware corporation.

2. Effective Time. BYTE shall file the Certificate of Domestication, in the form attached hereto as Exhibit A, and the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware pursuant to Sections 103 and 388 of the DGCL.

3. Conversion of Securities. By virtue of the Domestication:

(a)	each of the then issued and outstanding Class A ordinary shares of BYTE will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of the Corporation having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(b)	each of the then issued and outstanding warrants of BYTE will become exercisable for one share of common stock, par value $0.0001 per share, of the Corporation pursuant to the Warrant Agreement, dated as of March 18, 2021, between BYTE and Continental Stock Transfer & Trust Company, as warrant agent; and

(c)	each of the then issued and outstanding units of BYTE consisting of one BYTE Class A ordinary share and one-half of one BYTE warrant will separate and convert automatically into one share of common stock, par value $0.0001 per share, of the Corporation and one-half of one warrant of the Corporation.

4. Tax Matters. For United States federal (and applicable state and local) income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

5. Governing Documents. (i) At the Effective Time, the Certificate of Incorporation of BYTE (initially issued in accordance with the Companies Law of the Cayman Islands) shall be canceled and the Amended and Restated Memorandum and Articles of Association of BYTE, adopted by special resolution dated as of March 18, 2021 and effective as of March 18, 2021, as may be amended, modified or supplemented, shall be terminated and be of no further force or effect and (ii) from and after the Effective Time, the Certificate of Incorporation, in the form attached hereto as Exhibit B, and the By-Laws of the Corporation, in the form attached hereto as Exhibit C (the “By-Laws”), will govern the affairs of the Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6. Board of Directors. Each member of the Board as of immediately prior to the Effective Time shall be a director of the Corporation from and after the Effective Time, each of whom shall serve as directors of the Corporation until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

7. Officers. Each officer of BYTE as of immediately prior to the Effective Time shall be an officer of the Corporation from and after the Effective Time, each of whom shall serve until such time as their respective successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

8. Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 388(i) of the DGCL, including, without limitation, all of the rights, privileges and powers of BYTE, and all property, real, personal and mixed, and all debts due to BYTE, as well as all other things and causes of action belonging to BYTE, will remain vested in the Corporation and will be the property of the Corporation and the title to any real property vested by deed or otherwise in BYTE will not revert or be in any way impaired by reason of the DGCL. Following the Domestication, all rights of creditors and all liens upon any property of BYTE will be preserved unimpaired, and all debts, liabilities and duties of BYTE will remain attached to the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation. The rights, privileges, powers and interests in property of BYTE as well as the debts, liabilities and duties of BYTE, will not be deemed, as a consequence of the Domestication, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware.

9. Further Assurances. If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, BYTE and its directors and authorized officers shall be deemed to have granted to the Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of the Corporation are fully authorized in the name of BYTE or otherwise to take any and all such action.

10. Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

11. Miscellaneous. The provisions of this Plan of Domestication shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the Cayman Islands govern the Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Plan of Domestication may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of BYTE as of the date first written above.

BYTE ACQUISITION CORP.

By:
	Name:	Samuel Gloor
	Title:	Chief Executive Officer and Chief Financial Officer

[Signature Page to Plan of Domestication]

Exhibit A

Certificate of Domestication

[intentionally omitted]

Exhibit B

Certificate of Incorporation

[intentionally omitted]

Exhibit C

By-Laws

[intentionally omitted]